Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series R – Fixed Rate November 5, 2025	Registration No. 333-283056

PACCAR Financial Corp.

Medium-Term Notes, Series R - Fixed Rate

CUSIP #69371RU20

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ MUFG Securities Americas Inc.

☒ BNP Paribas Securities Corp.

☒ BofA Securities, Inc.

☐ ING Financial Markets LLC

☐ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☒ PNC Capital Markets LLC

☐ RBC Capital Markets, LLC

☒ Santander US Capital Markets LLC

☐ SG Americas Securities, LLC

☐ SMBC Nikko Securities America, Inc.

☒ TD Securities (USA) LLC

☒ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☐ Other:

Scotia Capital (USA) Inc.

acting as ☒ principal ☐ agent

at:	☐	varying prices related to prevailing market prices at the time of resale

☒	a fixed initial public offering price of 99.944% of the Principal Amount.

Principal Amount: $400,000,000	Original Issue Date: November 7, 2025 (T+2)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 7, 2028

Net Proceeds to Company: $398,976,000	Interest Payment Dates: Semi-annually on each May 7 and November 7, commencing May 7, 2026 Record Dates: April 23 and October 24 preceding the applicable Interest Payment Date

Treasury Benchmark: 3.500% due October 15, 2028 Treasury Yield: 3.645% Reoffer Spread: T+37.5 bps Reoffer Yield: 4.020% Interest Rate: 4.000% per annum
Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐ Issue Price: ____%

Form:	☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
MUFG Securities Americas Inc.	Bookrunner	$64,000,000
BNP Paribas Securities Corp.	Bookrunner	$64,000,000
BofA Securities, Inc.	Bookrunner	$64,000,000
TD Securities (USA) LLC	Bookrunner	$64,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$64,000,000
Mizuho Securities USA LLC	Co-Manager	$20,000,000
PNC Capital Markets LLC	Co-Manager	$20,000,000
Santander US Capital Markets LLC	Co-Manager	$20,000,000
Scotia Capital (USA) Inc.	Co-Manager	$20,000,000

Total		$400,000,000

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, MUFG Securities Americas Inc., BNP Paribas Securities Corp., BofA Securities, Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting MUFG Securities Americas Inc. toll-free at 1-877-649-6848, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322, TD Securities (USA) LLC toll-free at 1-855-495-9846, or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.